Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Bitfufu, Inc. on Form S-8 of our report dated December 18, 2023, which includes an explanatory paragraph as to Arisz Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Arisz Acquisition Corp. as of September 30, 2023 and 2022 and for the two years ended September 30, 2023, appearing in the Annual Report on Form 10-K of Arisz Acquisition Corp. for the year ended September 30, 2023.

/s/ Marcum llp

Marcum llp

East Hanover, NJ

September 11, 2024